Exhibit 99.1

BPZ Energy, Inc. Developing Energy - Providing Opportunities Two Westlake - 580 Westlake Park Blvd, Suite 525 - Houston, TX 77079 Tel: (281) 556-6200 - Fax: (281) 556-6377 www.bpzenergy.com

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Announces Appointment of Heath Cleaver as Chief Accounting Officer

Houston, TX—November 24, 2008— BPZ Resources, Inc. (NYSE Alternext US:BPZ)  announced the appointment of Heath Cleaver to Vice President and Chief Accounting Officer, effective immediately.

Mr. Cleaver served as Corporate Controller for BPZ from October 2006 until November 2008.  Immediately prior to joining BPZ, Mr. Cleaver performed consulting services from August 2004 to October 2006 for a variety of public companies, such as, Rosetta Resources, Calpine Natural Gas and Index Oil and Gas.  Beginning in November 1997 through August 2004, Mr. Cleaver served in various accounting roles, including Financial Controller, at Horizon Offshore Contractors, Inc.  Mr. Cleaver is a CPA and holds a Bachelor’s Degree in Business Administration – Accounting from Texas A&M University.

Ed Caminos, Chief Financial Officer commented “We are delighted that Heath has moved up to join the senior management team at BPZ.  Heath brought a tremendous amount of SEC and financial reporting experience when he initially joined our team two years ago; his expertise in these areas, along with his leadership over the other accounting functions, will be even more important as the Company continues its growth.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing the development of the Corvina oil discovery, the redevelopment of the Albacora oil field, and the exploration of Block XIX, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy.  The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.